Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-238929 and 333-256990) on Form S-3 and the registration statements (Nos. 333-136890, 333-163245, 333-164618, 333-170708, 333-170764, 333-194627, 333-213311, 333-233496, 333-235534, 333-248439, 333-250756, and 333-261215) on Form S-8 of our reports dated March 17, 2022, with respect to the consolidated financial statements of Destination XL Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts
March 17, 2022